Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of August 31, 2012, to the Agreement and Plan of Merger, dated as of July 18, 2012 (the “Merger Agreement”), is by and among PPG Industries, Inc., a Pennsylvania corporation (“Burgundy”), Eagle Spinco Inc., a Delaware corporation (“Grizzly”), and Grizzly Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Grizzly (“Merger Sub”).

WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II

AMENDMENT TO MERGER AGREEMENT

Section 2.1 Amendment to Section 8.17. Section 8.17 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 8.17 Spinco Share Issuance. Prior to the Effective Time, Spinco will authorize the issuance of a number of shares of Spinco Common Stock such that the total number of shares of Spinco Common Stock outstanding immediately prior to the Effective Time will equal the greater of (x) 35,200,000 shares or (y) the product of (i) the number of shares of Grizzly Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) 1.02020202; provided that, if the condition set forth in Section 4.3(d) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because immediately after the Effective Time the percentage of outstanding shares of Grizzly Common Stock to be received by former Spinco shareholders with respect to Qualified Spinco Common Stock would be less than the Threshold Percentage (before giving effect to the adjustment contemplated by Section 3.1(d) or this proviso), then, in lieu of the adjustment contemplated by Section 3.1(d), Spinco may increase the number of shares of Spinco Common Stock that it issues, in which case the Exchange Ratio will be fixed at one, such that the number of shares of Grizzly Common Stock to be received by former Spinco shareholders with respect to Qualified Spinco Common Stock equals the Threshold Percentage. If any such increase is required solely by reason of any actions taken by Burgundy or its Affiliates pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), then the Above Basis Amount shall be decreased by an amount equal to the product of $27.54 multiplied by the number of additional shares of Spinco Common Stock required to be issued pursuant to the adjustment set forth in this proviso solely by reason of any such actions taken by Burgundy or its Affiliates.”

ARTICLE III

MISCELLANEOUS

Section 3.1 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.2 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 3.4 Severability Clause. If any provision of this Amendment, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Amendment, it being the intent and agreement of the parties hereto that this Amendment shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 3.5 Counterparts. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a party, the other party will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PPG INDUSTRIES, INC.

By:	/s/ Charles E. Bunch
Name:	Charles E. Bunch
Title:	Chairman and Chief Executive Officer

EAGLE SPINCO INC.

By:	/s/ Charles E. Bunch
Name:	Charles E. Bunch
Title:	Chairman and Chief Executive Officer

GEORGIA GULF CORPORATION

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Executive Vice President, General Counsel and Secretary

GRIZZLY ACQUISITION SUB, INC.

By:	/s/ Timothy Mann, Jr.
Name:	Timothy Mann, Jr.
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment No. 1 to the Merger Agreement]